EXHIBIT 12.0

(PAGE 1 0F 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In thousands, except ratios)

	FOR THE NINE MONTHS ENDED				FOR THE YEAR ENDED DECEMBER 31, (a)
	Sept. 30, 2004		Sept. 30, 2003		2003		2002		2001		2000		1999

	(Unaudited)
EARNINGS AVAILABLE FOR FIXED CHARGES:
Income from continuing operations before income taxes and cumulative effect of changes in accounting principles	$396,013		$446,905		$740,854		$621,497		$430,010		$225,424		$170,164
Less (plus) minority interest and undistributed income (loss) of less-than-majority-owned affiliates, net	248		(2)		345		126		170		440		145
Add:
Interest expense	52,456		56,847		80,577		113,897		155,132		152,979		131,609
Appropriate portion of rents (b)	13,644		12,372		16,627		16,615		14,923		14,748		11,974

Earnings available for fixed charges	$462,361		$516,122		$838,403		$752,135		$600,235		$393,591		$313,892

FIXED CHARGES:
Interest expense	$52,456		$56,847		$80,577		$113,897		$155,132		$152,979		$131,609
Capitalized interest	—		—		—		43		6		507		527
Appropriate portion of rents (b)	13,644		12,372		16,627		16,615		14,923		14,748		11,974

Fixed charges	$66,100		$69,219		$97,204		$130,555		$170,061		$168,234		$144,110

Ratio of earnings to fixed charges	6.99	X	7.46	X	8.63	X	5.76	X	3.53	X	2.34	X	2.18	X

(a)	Although Mattel merged with The Learning Company, Inc. (“Learning Company”) in May 1999, the results of operations of Learning Company have not been included in this calculation since the Consumer Software segment was reported as a discontinued operation effective March 31, 2000.
(b)	Portion of rental expenses which is deemed representative of an interest factor, not to exceed one-third of total rental expense.

EXHIBIT 12.0

(Page 2 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

(In thousands, except ratios)

	FOR THE NINE MONTHS ENDED				FOR THE YEAR ENDED DECEMBER 31, (a)
	Sept. 30, 2004		Sept. 30, 2003		2003		2002		2001		2000		1999
	(Unaudited)
EARNINGS AVAILABLE FOR FIXED CHARGES:
Income from continuing operations before income taxes and cumulative effect of changes in accounting principles	$396,013		$446,905		$740,854		$621,497		$430,010		$225,424		$170,164
Less (plus) minority interest and undistributed income (loss) of less-than-majority-owned affiliates, net	248		(2)		345		126		170		440		145
Add:
Interest expense	52,456		56,847		80,577		113,897		155,132		152,979		131,609
Appropriate portion of rents (b)	13,644		12,372		16,627		16,615		14,923		14,748		11,974

Earnings available for fixed charges	$462,361		$516,122		$838,403		$752,135		$600,235		$393,591		$313,892

FIXED CHARGES:
Interest expense	$52,456		$56,847		$80,577		$113,897		$155,132		$152,979		$131,609
Capitalized interest	—		—		—		43		6		507		527
Dividends - Series C preferred stock	—		—		—		—		—		—		3,980
Appropriate portion of rents (b)	13,644		12,372		16,627		16,615		14,923		14,748		11,974

Fixed charges	$66,100		$69,219		$97,204		$130,555		$170,061		$168,234		$148,090

Ratio of earnings to combined fixed charges and preferred stock dividends	6.99	X	7.46	X	8.63	X	5.76	X	3.53	X	2.34	X	2.12	X

(a)	Although Mattel merged with Learning Company in May 1999, the results of operations of Learning Company have not been included in this calculation since the Consumer Software segment was reported as a discontinued operation effective March 31, 2000.
(b)	Portion of rental expenses which is deemed representative of an interest factor, not to exceed one-third of total rental expense.